Exhibit 10.1

ANY CONTENT CHANGES TO THIS DOCUMENT MUST BE SUBMITTED TO THE PRINCIPAL FINANCIAL GROUP TO DETERMINE COMPLIANCE WITH THE ROLES & RESPONSIBILITIES DOCUMENT.

NOTE: Execution of this Adoption Agreement creates a legal liability of the Employer with significant tax consequences to the Employer and Participants.  Principal Life Insurance Company disclaims all liability for the legal and tax consequences which result from the elections made by the Employer in this Adoption Agreement.

Principal Life Insurance Company, Des Moines, Iowa 50392

A member of the Principal Financial Group®

PRINCIPAL SERP SELECTSM

ADOPTION AGREEMENT

THIS AGREEMENT is the adoption by Huttig Building Products, Inc. (the “Employer”) of the SERP Select ("Plan").

W I T N E S S E T H:

WHEREAS, the Employer desires to adopt the Plan as an unfunded, nonqualified deferred compensation plan; and

WHEREAS, the provisions of the Plan are intended to comply with the requirements of Section 409A of the Code and the regulations thereunder and shall apply to amounts subject to section 409A; and

WHEREAS, the Employer has been advised by Principal Life Insurance Company to obtain legal and tax advice from its professional advisors before adopting the Plan,

NOW, THEREFORE, the Employer hereby adopts the Plan in accordance with the terms and conditions set forth in this Adoption Agreement:

ARTICLE I

Terms used in this Adoption Agreement shall have the same meaning as in the

Plan, unless some other meaning is expressly herein set forth. The Employer hereby represents and warrants that the Plan has been adopted by the Employer upon proper authorization and the Employer hereby elects to adopt the Plan for the benefit of its Participants as referred to in the Plan. By the execution of this Adoption Agreement, the Employer hereby agrees to be bound by the terms of the Plan.

ARTICLE II

2.1	Effective Date:
(a)	This is a newly established Plan, and the Effective Date of the Plan is ____1/1/2016____.
2.2	Normal Retirement Age: The Normal Retirement Age of a Participant shall be: n/a
(a)	Age ___.
2.3	Plan: The name of the Plan is

Huttig Defined Contribution Supplemental Retirement Plan.

3	Disability of a Participant: n/a (see Section 4)
(a)	A Participant’s becoming Disabled shall be a Qualifying Distribution Event and the Deferred Compensation Account shall be paid by the Employer as provided in Section 7.1.
(b)	A Participant becoming Disabled shall not be a Qualifying Distribution Event.

4.Vesting: An Active Participant shall be fully vested in the Employer Credits made to the Deferred Compensation Account upon the first to occur of the following events:*

__	(a)	Normal Retirement Age.

X__	(b)	Death.*

X__	(c)	Disability.*

X__	(d)	Involuntary Separation from Service without Cause.*

X__	(e)	Voluntary Separation from Service for Good Reason/Cause.*

X__	(f)	Satisfaction of the applicable vesting schedule below, as designated for each Participant at the time of enrollment specified below:

		__	(i)	Immediate 100% vesting.

		X__	(ii)	100% vesting after __7 Years of Service.

		__	(iii)	Number of Years of Service		Vested Percentage

				Less than	1	0%
					1	20%
					2	40%
					3	60%
					4	80%
					5	100%
		For this purpose, Years of Service of a Participant shall be calculated from the date designated below:

		__	(1)	First Day of Service.

		X__	(2)	Effective Date of Plan Participation.

*Full vesting shall occur in case of termination of employment (i) due to “Disability”, (ii) by the Company without “Cause”, or (iii) by the Participant for “Good Reason”, as provided under and in accordance with the terms of the Amended and Restated Executive Agreement between the Company and the Participant dated March 16, 2016, notwithstanding any other terms set forth in the Plan.

5.Payment Options: Any benefit payable under the Plan upon a permitted Qualifying Distribution Event may be made to the Participant or his Beneficiary (as applicable) in any of the following payment forms, as selected by the Participant in the Participation Agreement:

X__	(i)	A lump sum.

____	(ii)	Annual installments over a term certain as elected by the Participant __3 years __5 years __10 years.

6.Construction: The provisions of the Plan shall be construed and enforced according to the laws of the State of Missouri, except to the extent that such laws are superseded by ERISA and the applicable provisions of the Code.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year stated below and effective as of the Effective Date set forth in Section 2.1.

Huttig Building Products, Inc.

Name of Employer

By: /s/ Oscar Martinez

Oscar Martinez, Vice President &

Chief Financial Officer

Date:  May 18, 2016

ANY CONTENT CHANGES TO THIS DOCUMENT MUST BE SUBMITTED TO THE PRINCIPAL FINANCIAL GROUP TO DETERMINE COMPLIANCE WITH THE ROLES & RESPONSIBILITIES DOCUMENT.

PRINCIPAL SERP SELECTSM

PLAN DOCUMENT

PRINCIPAL SERP SELECT PLAN

Section 1.Purpose:

By execution of the Adoption Agreement, the Employer has adopted the Plan set forth herein, and in the Adoption Agreement, to provide a means by which certain management Employees of the Employer may receive an Employer provided supplemental retirement benefit.  The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code (the "Code"). The Plan is also intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974 (“ERISA”).  Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

Section 2.Definitions:

As used in the Plan, including this Section 2, references to one gender shall include the other, unless otherwise indicated by the context:

2.1"Active Participant" means, with respect to any day or date, a Participant who is in Service on such day or date; provided, that a Participant shall cease to be an Active Participant (i) immediately upon a determination by the Employer that the Participant has ceased to be an Employee, or (ii) at the end of the Plan Year that the Employer determines the Participant no longer meets the eligibility requirements of the Plan.

2.2"Adoption Agreement" means the written agreement pursuant to which the Employer adopts the Plan. The Adoption Agreement is a part of the Plan as applied to the Employer.

2.3"Beneficiary" means the person, persons, entity or entities designated or determined pursuant to the provisions of Section 13 of the Plan.

2.4"Board" means the Board of Directors of the Employer, if the Employer is a corporation. If the Employer is not a corporation, "Board" shall mean the Employer.

2.5"Change in Control Event" means an event described in Section 409A(a)(2)(A)(v) of the Code (or any successor provision thereto) and the regulations thereunder.

2.6"Crediting Date" means the last business day of each month during the Plan Year.  For purposes of determining the Crediting Date, “business day” shall mean any date that the New York Stock Exchange is open for trading and trading is not restricted.

2.7"Deferred Compensation Account" means the account maintained with respect to each Participant under the Plan. The Deferred Compensation Account shall be credited with Employer Credits, credited or debited for deemed investment gains or losses, and adjusted for payments in accordance with the rules and elections in effect under Section 8.

2.8"Disabled" means Disabled within the meaning of Section 409A of the Code and the regulations thereunder.  Generally, this means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Employer.

2.9"Effective Date" shall be the date designated in the Adoption Agreement.

2.10"Employee" means an individual in the Service of the Employer if the relationship between the individual and the Employer is the legal relationship of employer and employee. An individual shall cease to be an Employee upon the Employee's Separation from Service.

2.11"Employer" means the entity, as identified in the Adoption Agreement, which adopts this Plan. An Employer may be a corporation, a limited liability company, a partnership or sole proprietorship. The Employer or its designee shall administer the Plan.

2.12"Employer Credits" means the amounts credited to the Participant's Deferred Compensation Account by the Employer pursuant to the provisions of Section 4.2.

2.13"Involuntary Separation from Service without Cause" means termination of Participant’s employment by the Employer for any reason other than (i) fraud, embezzlement, or theft by the Participant; (ii) willful misconduct to the Employer, its reputation, products, services, or customers by the Participant; (iii) intentional violation of any law or regulation by the Participant; (iv) any unauthorized disclosure of any trade secret or confidential information of the Employer by the Participant; (v) the Participant being charged with a felony or misdemeanor involving moral turpitude; or (vi) material breach by the Participant of the terms of an applicable employment agreement between the Employer and Participant.

2.14"Normal Retirement Age" of a Participant means the age designated in the Adoption Agreement.

2.15"Participant" means with respect to any Plan Year an Employee who has been designated by the Employer as a Participant and who has entered the Plan or who has a Deferred Compensation Account under the Plan; provided that if the Participant is an Employee, the individual must be a highly compensated or management employee of the Employer within the meaning of Sections 201(2), 301(a) (3) and 401(a) (1) of ERISA.

2.16"Participation Agreement" means a written agreement entered into between a Participant and the Employer pursuant to the provisions of Section 4.1.

2.17"Plan" means The Principal SERP Select Plan, as herein set out and as set out in the Adoption Agreement, or as duly amended. The name of the Plan as applied to the Employer shall be designated in the Adoption Agreement.

2.18"Plan-Approved Domestic Relations Order" shall mean a judgment, decree, or order (including the approval of a settlement agreement) which is:

2.19.1Issued pursuant to a State’s domestic relations law;

2.19.2Relates to the provision of child support, alimony payments or marital property rights to a Spouse, former Spouse, child or other dependent of the Participant;

2.19.3Creates or recognizes the right of a Spouse, former Spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;

2.19.4Requires payment to such person of their interest in the Participant’s benefits in a lump sum payment at a specific time; and

2.19.5Meets such other requirements established by the Employer.

2.20"Plan Year" means the twelve month period ending December 31; provided that the initial Plan Year may have fewer than twelve months.

2.21"Qualifying Distribution Event" means (i) the Separation from Service of the Participant, (ii) the date the Participant becomes Disabled, or (iii) the death of the Participant.

2.22"Separation from Service" or "Separates from Service" means a "separation from service" within the meaning of Section 409A of the Code.

2.23"Service" means employment by the Employer as an Employee. For purposes of the Plan, the employment relationship is treated as continuing intact while the

Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Employee's right to reemployment is provided either by statute or contract.

2.24"Specified Employee" means an Employee who meets the requirements for key employee treatment under Section 416(i) (l) (A) (i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and without regard to Section 416(i) (5) of the Code) at any time during the twelve month period ending on December 31 of each year (the "identification date"). Unless binding corporate action is taken to establish different rules for determining Specified Employees for all plans of the Employer and its controlled group members that are subject to Section 409A of the Code, the foregoing rules and the other default rules under the regulations of Section 409A of the Code shall apply. If the person is a key employee as of any identification date, the person is treated as a Specified Employee for the twelve-month period beginning on the first day of the fourth month following the identification date.

2.25"Spouse" or ''Surviving Spouse" means, except as otherwise provided in the Plan, a person who is the legally married spouse or surviving spouse of a Participant.

2.26"Years of Service" means each Plan Year of Service completed by the Participant. For vesting purposes, Years of Service shall be calculated from the date designated in the Adoption Agreement and Service shall be based on service with the Employer.

Section 3.Participation:

The Employer in its discretion shall designate each Employee who is eligible to participate in the Plan. A Participant who Separates from Service with the Employer and who later returns to Service will not be an Active Participant under the Plan except upon satisfaction of such terms and conditions as the Employer shall establish upon the Participant’s return to Service, whether or not the Participant shall have a balance remaining in the Deferred Compensation Account under the Plan on the date of the return to Service.

Section 4.Credits to Deferred Compensation Account:

4.1Employer Credits.  The Employer may, but is not required, to credit to the Deferred Compensation Account of each active Participant, an amount determined each Plan Year by the Employer.  A Participant must make distribution elections with respect to any Employer Credits credited to his Deferred Compensation Account on or before the last day of the Plan Year immediately preceding the year in which services are first performed as a Participant; provided, however, that if the first Plan Year is less than twelve months, the distribution election must be made before the first day of the first Plan Year.  A Participant’s distribution election shall become irrevocable on the day that is the last permissible day for the Participant to make such distribution election.   Elections pursuant to this Section 4.1 shall be made by the Participant by executing and delivering a Participation Agreement to the Employer.  The Participation Agreement shall become effective with respect to such Participant as of the first day of the Plan Year following the date such Participation Agreement is received by the Employer.

4.2Deferred Compensation Account. All Employer Credits shall be credited to the Deferred Compensation Account of the Participant as provided in Section 8.

Section 5.Qualifying Distribution Events:

5.1Separation from Service. If the Participant Separates from Service with the Employer, the vested balance in the Deferred Compensation Account shall be paid to the Participant by the Employer as provided in Section 7. Notwithstanding the foregoing, no distribution shall be made earlier than six months after the date of Separation from Service (or, if earlier, the date of death) with respect to a Participant who as of the date of Separation from Service is a Specified Employee of a corporation the stock in which is traded on an established securities market or otherwise. Any payments to which such Specified Employee would be entitled during the first six months following the date of Separation from Service shall be accumulated and paid on the first day of the seventh month following the date of Separation from Service, and shall be adjusted for deemed investment gain and loss incurred during the six month period.

5.2Disability. If the Employer designates in the Adoption Agreement that distributions are permitted under the Plan when a Participant becomes Disabled, and the Participant becomes Disabled while in Service, the vested balance in the Deferred Compensation Account shall be paid to the Participant by the Employer as provided in Section 7.

5.3Death. If the Participant dies while in Service, the Employer shall pay the Participant’s Beneficiary the Participant’s vested balance in the Deferred Compensation Account at the time of the distribution.  Payment of such benefit shall be made by the Employer as provided in Section 7.

Section 6.Vesting:

A Participant shall become fully vested in the portion of his Deferred Compensation Account attributable to Employer Credits, and income, gains and losses attributable thereto, in accordance with the vesting schedule and provisions designated by the Employer in the Adoption Agreement. If a Participant’s Deferred Compensation Account is not fully vested upon Separation from Service, the portion of the Deferred Compensation Account that is not fully vested shall thereupon be forfeited.

Section 7.Distribution Rules:

7.1Payment Options. The Employer shall designate in the Adoption Agreement the payment options which may be elected by the Participant (lump sum, or annual installments).  The Participant shall elect in the Participation Agreement the method under which the vested balance in the Deferred Compensation Account will be distributed from among the designated payment options.  If the Participant is permitted by the Employer in the Adoption Agreement to elect from different payment options and the Participant does not make a valid election, the vested balance in the Deferred Compensation Account will be distributed as a lump sum.

Notwithstanding the foregoing, if the initial Qualifying Distribution Event is a Separation from Service or Disability, and the Participant subsequently dies, the remaining unpaid vested balance of a Participant’s Deferred Compensation Account shall be paid as a lump sum.

7.2Timing of Payments. Payment shall be made in the manner elected by the Participant and shall commence between February 15 and March 15 of the year following the year in which a Qualifying Distribution Event occurs.  In the event the Participant fails to make a valid election of the payment method, the distribution will be made in a single lump sum payment between February 15 and March 15 of the year following the year in which a Qualifying Distribution Event occurs.  A payment may be further delayed to the extent permitted in accordance with regulations and guidance under Section 409A of the Code.

7.3Installment Payments. If the Participant elects to receive installment payments upon a Qualifying Distribution Event, the payment of each installment shall be made on the anniversary of the date of the first installment payment, and the amount of the installment shall be adjusted on such anniversary for credits or debits to the Participant’s account pursuant to Section 8 of the Plan. Such adjustment shall be made by dividing the balance in the Deferred Compensation Account on such date by the number of installments remaining to be paid hereunder; provided that the last installment due under the Plan shall be the entire amount credited to the Participant’s account on the date of payment.

7.4  De Minimis Amounts.  The Employer may distribute a Participant’s vested balance in the Deferred Compensation Account at any time if the balance does not exceed the limit in Section 402(g) (1) (B) of the Code and results in the termination of the Participant’s entire interest in the Plan as provided under Section 409A of the Code.

7.5Subsequent Elections.  A Participant may not delay or change the method of payment of the Deferred Compensation Account.

7.6Acceleration Prohibited. The acceleration of the time or schedule of any payment due under the Plan is prohibited except as expressly provided in regulations and administrative guidance promulgated under Section 409A of the Code (such as accelerations for domestic relations orders and employment taxes).  It is not an acceleration of the time or schedule of payment if the Employer waives or accelerates the vesting requirements applicable to a benefit under the Plan.

Section 8.Accounts; Deemed Investment; Adjustments to Account:

8.1Accounts. The Employer shall establish a book reserve account, entitled the "Deferred Compensation Account," on behalf of each Participant.  The amount credited to the Deferred Compensation Account shall be adjusted pursuant to the provisions of Section 8.3.

8.2Deemed Investments. The Deferred Compensation Account of a

Participant shall be credited with an investment return determined as if the account were invested in one or more investment funds made available by the Employer.  At the discretion of the Employer the Participant may elect the investment funds in which his Deferred Compensation Account shall be deemed to be invested. Such election shall be made in the manner prescribed by the Employer and shall take effect upon the entry of the Participant into the Plan. The investment election of the Participant shall be irrevocable.  In the event the Participant fails for any reason to make an effective election of the investment return to be credited to his account, the investment return shall be determined by the Employer.

8.3Adjustments to Deferred Compensation Account. With respect to each

Participant who has a Deferred Compensation Account under the Plan, the amount credited to such account shall be adjusted by the following debits and credits, at the times and in the order stated:

8.3.1The Deferred Compensation Account shall be debited each business day with the total amount of any payments made from such account since the last preceding business day to him or for his benefit.  Each deemed investment fund will be debited pro-rata based on the value of the investment funds as of the end of the preceding business day.

8.3.2The Deferred Compensation Account shall be credited on each Crediting Date with the total amount of any Employer Credits to such account since the last preceding Crediting Date.

8.3.3The Deferred Compensation Account shall be credited or debited on each day securities are traded on a national stock exchange with the amount of deemed investment gain or loss resulting from the performance of the deemed investment funds elected by the Participant in accordance with Section 8.2. The amount of such deemed investment gain or loss shall be determined by the Employer and such determination shall be final and conclusive upon all concerned.

Section 9.Administration

9.1General Administration.  The Employer shall be responsible for the operation and administration of the Plan and for carrying out its provisions.  The Employer shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan.  Any such action taken by the Employer shall be final and conclusive on any party.  The Employer shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Employer with respect to the Plan.  The Employer may, from time to time, employ agents and delegate to such agents, including Employees of the Employer, such administrative or other duties as it sees fit.

9.2Indemnification.  To the extent not covered by insurance, the Employer shall indemnify each Employee, officer, director, and agent of the Employer, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Employer shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

Section 10.Contractual Liability, Trust:

10.1Contractual Liability.  The Employer shall be obligated to make all payments hereunder. This obligation shall constitute a contractual liability of the Employer to the Participants, and such payments shall be made from the general funds of the Employer.  The Employer shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Participants shall not have any interest in any particular assets of the Employer by reason of its obligations hereunder. To the extent that any person acquires a right to receive payment from the Employer, such right shall be no greater than the right of an unsecured creditor of the Employer.

10.2Trust.  The Employer may establish a trust to assist it in meeting its obligations under the Plan.  Any such trust shall conform to the requirements of a grantor trust under Revenue Procedures 92-64 and 92-65 and at all times during the continuance of the trust the principal and income of the trust shall be subject to claims of general creditors of the Employer under federal and state law.  The establishment of such a trust would not be intended to cause Participants to realize current income on amounts contributed thereto, and the trust would be so interpreted and administered.

Section 11.Allocation of Responsibilities:

The persons responsible for the Plan and the duties and responsibilities allocated to each are as follows:

11.1	Board.

(i)	To amend the Plan;

(ii)	To terminate the Plan as permitted in Section 14.

11.2	Employer.

(i)	To designate Participants;

(ii)	To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Section 16 relating to claims procedure;

(iii)	To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iv)	To account for the amount credited to the Deferred Compensation Account of a Participant;

(v)	To direct the payment of benefits;

(vi)

To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time; and

(vii)	To administer the claims procedure to the extent provided in Section 16.

Section 12.Benefits Not Assignable; Facility of Payments:

12.1Benefits Not Assignable. No portion of any benefit credited or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts.

12.2Plan-Approved Domestic Relations Orders.  The Employer shall establish procedures for determining whether an order directed to the Plan is a Plan-Approved Domestic Relations Order.  If the Employer determines that an order is a Plan-Approved Domestic Relations Order, the Employer shall cause the payment of amounts pursuant to or segregate a separate account as provided by (and to prevent any payment or act which might be inconsistent with) the Plan-Approved Domestic Relations Order.

12.3Payments to Minors and Others. If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Employer, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 13.Beneficiary:

The Participant’s beneficiary shall be the person, persons, entity or entities designated by the Participant on the beneficiary designation form provided by and filed with the Employer or its designee. If the Participant does not designate a beneficiary, the beneficiary shall be his Surviving Spouse. If the Participant does not designate a beneficiary and has no Surviving Spouse, the beneficiary shall be the Participant’s estate. The designation of a beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Employer or its designee. If a beneficiary (the "primary beneficiary") is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the contingent beneficiary, if any, named in the Participant's current beneficiary designation form. If there is no contingent beneficiary, the balance shall be paid to the estate of the primary beneficiary. Any beneficiary may disclaim all or any part of any benefit to which such beneficiary shall be entitled hereunder by filing a written disclaimer with the Employer before payment of such benefit is to be made. Such a disclaimer shall be made in a form satisfactory to the Employer and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the beneficiary who filed the disclaimer had predeceased the Participant.

Section 14.Amendment and Termination of Plan:

The Board may amend any provision of the Plan or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce the balance in any Participant’s Deferred Compensation Account as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Deferred Compensation Account. Notwithstanding the foregoing, the following special provisions shall apply:

14.1Termination in the Discretion of the Board. Except as otherwise provided in Sections 14.2, the Board in its discretion may terminate the Plan and cause benefits to be distributed benefits to Participants subject to the following requirements and any others specified under Section 409A of the Code:

14.1.1All arrangements sponsored by the Employer that would be aggregated with the Plan under Section 1.409A-l(c) of the Treasury Regulations are terminated.

14.1.2No payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within 12 months of the termination date.

14.1.3All benefits under the Plan are paid within 24 months of the termination date.

14.1.4The Employer does not adopt a new arrangement that would be aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations providing for the deferral of compensation at any time within three years following the date of termination of the Plan.

14.1.5The termination does not occur proximate to a downturn in the financial health of the Employer.

14.2Termination Upon Change in Control Event. If the Board terminates the Plan within 30 days preceding or 12 months following a Change in Control Event, the Deferred Compensation Account of each Participant shall become fully vested and payable to the Participant in a lump sum within twelve months following the date of termination, subject to the requirements of Section 409A of the Code.

Section 15.Communication to Participants:

The Employer shall make a copy of the Plan available for inspection by Participants and their beneficiaries during reasonable hours at the principal office of the Employer.

Section 16.Claims Procedure:

The following claims procedure shall apply with respect to the Plan:

16.1Filing of a Claim for Benefits. If a Participant or Beneficiary (the "claimant") believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefore with the Employer.

16.2Notification to Claimant of Decision. Within 90 days after receipt of a claim by the Employer (or within 180 days if special circumstances require an extension of time), the Employer shall notify the claimant of the decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under ERISA following an adverse benefit determination on review. Notwithstanding the foregoing, if the claim relates to a disability determination, the Employer shall notify the claimant of the decision within 45 days (which may be extended for an additional 30 days if required by special circumstances).

16.3Procedure for Review. Within 60 days following receipt by the claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant may appeal denial of the claim by filing a written application for review with the Employer.  Following such request for review, the Employer shall fully and fairly review the decision denying the claim. Prior to the decision of the Employer, the claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

16.4Decision on Review. The decision on review of a claim denied in whole or in part by the Employer shall be made in the following manner:

16.4.1Within 60 days following receipt by the Employer of the request for review (or within 120 days if special circumstances require an extension of time), the

Employer shall notify the claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. Notwithstanding the foregoing, if the claim relates to a disability determination, the Employer shall notify the claimant of the decision within 45 days (which may be extended for an additional 45 days if required by special circumstances).

16.4.2With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall set forth:

(i)	the specific reason or reasons for the adverse determination;
(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;
(iii)

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)

a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA Section 502(a).

16.4.3The decision of the Employer shall be final and conclusive.

16.5Action by Authorized Representative of Claimant. All actions set forth in this Section 16 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by him to act in his behalf on such matters. The Employer may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

Section 17.Miscellaneous Provisions:

17.1Set off. The Employer may at any time offset a Participant’s vested Deferred Compensation Account by an amount up to $5,000 to collect the amount of any loan, cash advance, extension of other credit or other obligation of the Participant to the Employer that is then due and payable in accordance with the requirements of Section 409A of the Code.

17.2Notices. Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Employer or its designee with his current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

17.3Lost Distributees. A benefit shall be deemed forfeited if the Employer is unable to locate the Participant or Beneficiary to whom payment is due by the fifth anniversary of the date payment is to be made or commence; provided, that the deemed investment rate of return pursuant to Section 8.2 shall cease to be applied to the Participant’s account following the first anniversary of such date; provided further, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

17.4Reliance on Data. The Employer shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Employer shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

17.5Headings. The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

17.6Continuation of Employment. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

17.7Merger or Consolidation; Assumption of Plan. No Employer shall consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entity (a "Successor Entity") unless such Successor Entity shall assume the rights, obligations and liabilities of the Employer under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan. Nothing herein shall prohibit the assumption of the obligations and liabilities of the Employer under the Plan by any Successor Entity.

17.8Construction. The Employer shall designate in the Adoption Agreement the state according to whose laws the provisions of the Plan shall be construed and enforced, except to the extent that such laws are superseded by ERISA and the applicable requirements of the Code.

17.9Taxes. The Employer or other payor may withhold a benefit payment under the Plan or a Participant’s wages, or the Employer may reduce a Participant’s Account balance, in order to meet any federal, state, local or employment tax withholding obligations with respect to Plan benefits, as permitted under Section 409A of the Code.  The Employer or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.